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                                                                   Exhibit 99(a)
NEWS RELEASE

                                                      Cleveland-Cliffs Inc
                                                      1100 Superior Avenue
                                                      Cleveland, Ohio 44114-2589

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                            CLEVELAND-CLIFFS REPORTS
                            ------------------------

                           First Quarter 1999 Earnings
                           ---------------------------




         Cleveland, OH, April 21, 1999 - Cleveland-Cliffs Inc (NYSE-CLF) today reported earnings of $2.7 million, or $.24 per diluted share, for the first quarter of 1999. In the first quarter of 1998, earnings were $.5 million, or $.04 per diluted share. The Company emphasized that first quarter results are not representative of annual results due to seasonally low shipments of iron ore pellets on the Great Lakes.

         Pellet sales in the first quarter were .3 million tons, roughly half of 1998 first quarter sales. The higher volume in 1998 was largely attributable to non-recurring rail shipments. First quarter 1999 revenues from product sales and services declined proportionately with the lower sales volume; however, the decrease in cost of goods sold and operating expenses was larger due to:


     -    refunds of prior years' state taxes in 1999.

     - the Tilden Mine kiln outage in the first quarter of 1998. First quarter 1998 costs were adversely affected by the outage, while 1999 first quarter costs include an insurance recovery relating to the outage.

     -    lower mine operating costs in 1999.


         Administrative expenses in 1999 were $1.0 million below 1998 mainly due to a decrease in the cost of the Performance Share Program, a key component of senior management compensation, and cost reduction initiatives.

         Other expenses in 1999 were $2.5 million higher than 1998 principally due to increased costs of ferrous metallics activities and a $1.1 million pre-tax charge attributable to a reduction of corporate staff. Pre-tax costs of ferrous metallics activities were $2.4 million in 1999 versus $.7 million in 1998. The 1999 costs include $1.1 million of start-up costs from Cliffs' joint venture in Trinidad and Tobago.

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         IRON ORE
         --------

         Iron ore pellet production at Cliffs-managed mines increased to 9.6 million tons in the first quarter of 1999, from 9.4 million tons in 1998, reflecting higher production at the Tilden Mine. Cliffs' share of the production was 2.8 million tons in 1999 versus 2.7 million tons in 1998. Following is a summary of production tonnages for the first quarter of 1999 and 1998:

                                                                (Tons in Millions)
                                        --------------------------------------------------------------------
                                                 First Quarter                       First Quarter
                                                     1999                                1998
                                        --------------------------------    --------------------------------
                                                              Cliffs'                              Cliffs'
                                            Total             Share             Total              Share
                                        --------------    --------------    --------------      ------------
Empire                                        2.1                .5               2.0                  .5
Hibbing                                       1.9                .3               1.9                  .3
LTV Steel Mining                              1.7               -                 1.8                 -
Northshore                                    1.1               1.1               1.1                 1.1
Tilden                                        1.6                .6               1.2                  .5
Wabush                                        1.2                .3               1.4                  .3
                                        --------------    --------------    --------------      ------------
Total                                         9.6               2.8               9.4                 2.7
                                        ==============    ==============    ==============      ============

         The six mines are currently scheduled to produce 41.1 million tons for the full year 1999. The current production schedule incorporates a one-month shut down of Wabush this summer, reflecting lower requirements of the mine owners. There could be additional changes to the production schedule depending on steel operating rates and Cliffs' sales.

COST REDUCTION
--------------

         The 1998 Annual Report to Shareholders noted that each of the six mines managed by Cliffs is implementing comprehensive three-year cost reduction plans. Cost reduction actions initiated under these plans are building momentum. As an example, notable successes with significant benefits have recently been achieved by leveraging the buying power of the six mines. In March, an agreement was executed with a production truck supplier that makes the selected supplier the sole source of trucks and related parts for all six mines for the next five years. The new agreement will provide substantial savings to the mines over the five-year term of the contract.

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         Other cost reduction initiatives are focused on improvements in maintenance management systems and work practices. The implementation of a new company-wide information management system offers a unique opportunity to make improvements at this time. In February, the corporate staff was reduced by 10 percent and additional reductions were made in the central services' staff in Michigan.

FERROUS METALLICS
-----------------

         Cliffs will achieve a major milestone in its strategy to build a significant ferrous metallics business when Cliffs and Associates Limited (CAL) commences production of CIRCAL(TM) hot-briquetted iron (HBI) at its plant in Trinidad and Tobago later this month. The plant, which is designed to produce 500,000 metric tons of HBI annually, will operate on a planned start-up curve with full year production volume in 1999 dependent on market demand.

         While the market for ferrous metallics has improved since reaching a low point in December 1998, it continues to be very soft. Imported pig iron, which is not covered under the trade actions that have been taken to curtail unfairly traded steel imports, is available at very low prices. Low priced pig iron has eliminated much of the market for HBI and other reduced iron products and has caused many plants producing these products to shut down or curtail operations.


OUTLOOK
-------

         John S. Brinzo, Cliffs' president and chief executive officer, said, "We are encouraged by the steadily improving fundamentals of the North American steel business. Nevertheless, 1999 will be a challenging year for Cliffs. We have re-energized and accelerated the pace of our cost reduction and quality improvement actions to increase the competitiveness of the North American mines we manage. We remain focussed on building a company that through business cycles delivers superior performance and sustainable growth, recognizing that our success will be judged by our ability to deliver enhanced shareholder value over the long-term."

                                    * * * * *

         Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is starting-up a joint venture plant in Trinidad and Tobago to produce high-quality iron briquettes.

         This news release contains forward-looking statements regarding production and sales volume and prices for iron ore and ferrous metallics which reflect forecasts of

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activity in the steel and iron ore industries. Actual production and sales volume for iron ore could differ significantly from current expectations due to inherent risks such as lower steel and iron ore demand, higher steel imports, 1999 labor contract negotiations, or other factors. This news release also contains statements regarding the operation of the Cliffs and Associates Limited facilities, which could change due to process difficulties, or market factors. Although the Company believes that the forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

CONTACTS
--------

Media:  David L. Gardner, (216) 694-5407

Financial Community, Fred B. Rice, (800) 214-0739 or (216) 694-5459

To obtain faxed copies of Cleveland-Cliffs Inc news releases dial

(800) 778-3888. New releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com
                   -------------------------------

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                              CLEVELAND-CLIFFS INC

                        STATEMENT OF CONSOLIDATED INCOME

                                                         Three Months
                                                        Ended March 31
                                                    -----------------------
(In Millions Except Per Share Amounts)                 1999         1998
--------------------------------------              ----------   ----------
REVENUES
     Product sales and services                     $     13.6   $     27.2
     Royalties and management fees                         9.2          8.4
                                                    ----------   ----------
            Total Operating Revenues                      22.8         35.6
     Interest income                                       1.4          1.4
     Other income                                           .8          1.0
                                                    ----------   ----------
                                   TOTAL REVENUES         25.0         38.0

COSTS AND EXPENSES
     Cost of goods sold and operating expenses            13.0         30.3
     Administrative, selling and general expenses          3.7          4.7
     Interest expense                                                    .2
     Other expenses                                        4.6          2.1
                                                    ----------   ----------
                         TOTAL COSTS AND EXPENSES         21.3         37.3
                                                    ----------   ----------

INCOME BEFORE INCOME TAXES                                 3.7           .7

INCOME TAXES                                               1.0           .2
                                                    ----------   ----------

NET INCOME                                          $      2.7   $       .5
                                                    ==========   ==========


NET INCOME PER COMMON SHARE
     Basic                                          $      .24   $      .04
     Diluted                                        $      .24   $      .04

AVERAGE NUMBER OF SHARES
     Basic                                                11.2         11.3
     Diluted                                              11.2         11.4

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               CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES

                      STATEMENT OF CONSOLIDATED CASH FLOWS


                                                                       Three Months Ended
                                                                            March 31
                                                                   ------------------------
(In Millions, Brackets Indicate Decrease in Cash)                     1999          1998
-------------------------------------------------                  ----------    ----------
OPERATING ACTIVITIES
     Net income                                                    $      2.7    $       .5
     Depreciation and amortization:
        Consolidated                                                      2.1           2.1
        Share of associated companies                                     3.3           3.1
     Other                                                               (2.4)         (3.5)
                                                                   ----------    ----------
        Total before changes in operating assets and liabilities          5.7           2.2
     Changes in operating assets and liabilities                        (56.1)        (46.4)
                                                                   ----------    ----------
            Net cash (used by) operating activities                     (50.4)        (44.2)

INVESTING ACTIVITIES
     Purchase of property, plant and equipment:
        Consolidated                                                     (5.5)         (2.3)
        Share of associated companies                                     (.3)         (1.3)
     Investment in Cliffs and Associates Limited                         (3.0)         (5.9)
     Other                                                                              1.3
                                                                   ----------    ----------
            Net cash (used by) investing activities                      (8.8)         (8.2)

FINANCING ACTIVITIES
     Dividends                                                           (4.2)         (3.7)
     Repurchases of Common Shares                                                      (1.2)
                                                                   ----------    ----------
            Net cash (used by) financing activities                      (4.2)         (4.9)
                                                                   ----------    ----------

DECREASE IN CASH AND CASH EQUIVALENTS                              $    (63.4)   $    (57.3)
                                                                   ==========    ==========

               CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES

                  STATEMENT OF CONSOLIDATED FINANCIAL POSITION


                                                                                (In Millions)
                                                                    --------------------------------------
                                                                     Mar. 31        Dec. 31       Mar. 31
                                                                       1999          1998          1998
                                                                    ----------    ----------    ----------
                           ASSETS
                           ------

CURRENT ASSETS
      Cash and cash equivalents                                     $     66.9    $    130.3    $     58.6
      Accounts receivable - net                                           21.0          58.8          45.2
      Inventories                                                        141.6          59.6         118.7
      Other                                                               12.5          11.2          14.4
                                                                    ----------    ----------    ----------
                                 TOTAL CURRENT ASSETS                    242.0         259.9         236.9

PROPERTIES - NET                                                         153.4         150.0         132.6

INVESTMENTS IN ASSOCIATED COMPANIES                                      235.3         235.4         222.3

OTHER ASSETS                                                              76.5          78.2          82.8
                                                                    ----------    ----------    ----------
                                         TOTAL ASSETS               $    707.2    $    723.5    $    674.6
                                                                    ==========    ==========    ==========


        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------

CURRENT LIABILITIES                                                 $     76.6    $     89.2    $     72.2

LONG-TERM DEBT                                                            70.0          70.0          70.0

POSTEMPLOYMENT BENEFIT LIABILITIES                                        68.2          70.5          69.9

OTHER LIABILITIES                                                         57.2          56.2          56.6

SHAREHOLDERS' EQUITY                                                     435.2         437.6         405.9
                                                                    ----------    ----------    ----------
               TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $    707.2    $    723.5    $    674.6
                                                                    ==========    ==========    ==========

================================================================================

UNAUDITED FINANCIAL STATEMENTS

     In management's opinion, the unaudited financial statements present fairly the company's financial position and results. All supplementary information required by generally accepted accounting principles for complete financial statements has not been included. For further information, please refer to the Company's latest Annual Report.